Exhibit 99.3

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2016 and the unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2016 and for the year ended December 31, 2015 are based on the historical financial statements of Republic First Bancorp, Inc. ("RFB") and Oak Mortgage Company, LLC ("OAK") after giving effect to the acquisition in which Republic First Bancorp, Inc.'s wholly owned subsidiary, Republic First Bank d/b/a Republic Bank, will acquire Oak Mortgage Company, LLC. The acquisition will be accounted for using the acquisition method of accounting in accordance with Financial Accounting Standards Board ("FASB") ASC 805, "Business Combinations" ("ASC 805)".
The unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2016 and for the year ended December 31, 2015 give effect to the acquisition as of the beginning of all periods presented. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2016 assumed the transaction took place on June 30, 2016.
The unaudited condensed consolidated balance sheet and statement of income as of and for the six months ended June 30, 2016 were derived from Republic First Bancorp, Inc.'s unaudited condensed financial statements, and Oak Mortgage Company, LLC's unaudited condensed financial statements as of and for the six months ended June 30, 2016. The unaudited condensed statement of income for the year ended December 31, 2015 was derived from Republic First Bancorp, Inc. and Oak Mortgage LLC's audited statements of income for the year ended December 31, 2015.
The pro forma condensed consolidated financial statements reflect management's best estimate of the fair value of the tangible and intangible assets acquired and liabilities assumed. As final valuations are performed, increases or decreases in the fair value of assets acquired and liabilities assumed will result in adjustments, which may be material, to the balance sheet and/or statement of income.
As required, the unaudited pro forma condensed consolidated financial data includes adjustments which give effect to the events that are directly attributable to the acquisition, expected to have a continuing impact and are factually supportable.
The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the companies' actual performance or financial position would have been had the acquisition occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any date or for any future period. Please refer to the following information in conjunction with the accompanying notes to these pro forma financial statements and the historical financial statements.

Republic First Bancorp, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of June 30, 2016
(Dollars in thousands, except per share data)

	Historical
	RFB	OAK	Pro Forma Acquisition Adjustments		Consolidated Pro Forma
ASSETS
Cash and due from banks	$18,561	$4,087	$(4,072)	A	$18,576
Interest bearing deposits with banks	93,211	-	(7,136)	B	86,075
Cash and cash equivalents	111,772	4,087	(11,208)		104,651

Investment securities available for sale, at fair value	253,289	-	-		253,289
Investment securities held to maturity, at amortized cost (fair value of $203,186)	199,074	-	-		199,074
Restricted stock, at cost	1,367	-	-		1,367
Loans held for sale	5,487	28,336	(583)	C	33,240
Loans receivable (net of allowance for loan losses of $8,761)	920,993	-	1,017	C	922,010
Premises and equipment, net	53,617	129	-		53,746
Goodwill	-	-	5,629	D	5,629
Other real estate owned, net	11,974	-	-		11,974
Accrued interest receivable	4,367	-	-		4,367
Other assets	20,307	54	-		20,361
Total Assets	$1,582,247	$32,606	$(5,145)		$1,609,708

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
Demand – non-interest bearing	$281,496	$-	$-		$281,496
Demand – interest bearing	472,575	-	-		472,575
Money market and savings	574,051	-	-		574,051
Time deposits	106,129	-	-		106,129
Total Deposits	1,434,251	-	-		1,434,251
Warehouse lines of credit	-	26,433	-		26,433
Accrued interest payable	313	-	-		313
Other liabilities	6,637	326	500	E	7,463
Subordinated debt	22,476	-	-		22,476
Total Liabilities	1,463,677	26,759	500		1,490,936

Shareholders' Equity
Preferred stock, par value $0.01 per share: 10,000,000 shares authorized; no shares issued and outstanding	-	-	-		-
Common stock, par value $0.01 per share: 100,000,000 shares authorized; shares issued 38,442,473 as of June 30, 2016; shares outstanding 37,913,628 as of June 30, 2016	384	-	-		384
Additional paid in capital	153,476	-	202	F	153,678
Members' equity	-	5,847	(5,847)	G	-
Accumulated deficit	(30,725)	-	-		(30,725)
Treasury stock at cost (503,408 shares as of June 30, 2016)	(3,725)	-	-		(3,725)
Stock held by deferred compensation plan (25,437 shares as of June 30, 2016)	(183)	-	-		(183)
Accumulated other comprehensive loss	(657)	-	-		(657)
Total Shareholders' Equity	118,570	5,847	(5,645)		118,772
Total Liabilities and Shareholders' Equity	$1,582,247	$32,606	$(5,145)		$1,609,708

(See notes to consolidated financial statements)

Republic First Bancorp, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Income
For the Six Months Ended June 30, 2016

	Historical
(dollars in thousands, except per share data)	RFB	OAK	Pro Forma Acquisition Adjustments	Consolidated Pro Forma

Interest income	$25,971	$264	$-	$26,235
Interest expense	3,083	213	-	3,296
Net interest income	22,888	51	-	22,939
Provision for loan losses	950	-	-	950
Net interest income after provision for loan losses	21,938	51	-	21,989

Noninterest income	5,443	5,177	-	10,620
Noninterest expense	25,310	4,133	-	29,443
Income before income taxes	2,071	1,095	-	3,166
Income tax expense	(37)	-	-	(37)
Net income	$2,108	$1,095	$-	$3,203

Basic earnings per common share	$0.06			$0.08
Diluted earnings per common share	$0.05			$0.08
Basic weighted average shares outstanding	37,860			37,860
Diluted weighted average share outstanding	38,344			38,344

(See notes to consolidated financial statements)

Republic First Bancorp, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Income
For the Year Ended December 31, 2015

	Historical
(dollars in thousands, except per share data)	RFB	OAK	Pro Forma Acquisition Adjustments	Consolidated Pro Forma

Interest income	$45,436	$775	$-	$46,211
Interest expense	5,381	600	-	5,981
Net interest income	40,055	175	-	40,230
Provision for loan losses	500	-	-	500
Net interest income after provision for loan losses	39,555	175	-	39,730

Noninterest income	9,943	12,174	-	22,117
Noninterest expense	47,091	9,992	-	57,083
Income before income taxes	2,407	2,357	-	4,764
Income tax expense	(26)	-	-	(26)
Net income	$2,433	$2,357	$-	$4,790

Basic earnings per common share	$0.06			$0.13
Diluted earnings per common share	$0.06			$0.13
Basic weighted average shares outstanding	37,818			37,818
Diluted weighted average share outstanding	38,094			38,094

(See notes to consolidated financial statements)

Notes to Unaudited Condensed Pro Forma Financial Statements
1)	Description of the Acquisition and Basis of Preparation
The Acquisition
On July 26, 2016, Republic First Bank d/b/a Republic Bank (the "Bank"), the wholly owned subsidiary of Republic First Bancorp, Inc. (the "Company"), entered into a Limited Liability Company Interest Purchase Agreement ("Purchase Agreement") with the three equity owners of Oak Mortgage Company LLC ("Sellers"), pursuant to which the Sellers agreed to sell to the Bank all of the issued and outstanding limited liability interests of Oak Mortgage Company, LLC ("Oak Mortgage").
On July 28, 2016, the Bank completed the acquisition of all of the outstanding limited liability company interests of Oak Mortgage held by the Sellers, pursuant to the terms of the Purchase Agreement. As a result of the completion of the transaction, Oak Mortgage became a wholly owned subsidiary of the Bank on July 28, 2016. The aggregate purchase price paid to the Sellers for their limited liability company interests at closing was $7.8 million, $1.0 million of which was deposited in an escrow account to be disbursed one year from closing subject to adjustment for any covered indemnity claims under the Purchase Agreement. The purchase price is subject to certain post-closing adjustments.
Basis of Presentation
The unaudited pro forma condensed consolidated financial statements have been prepared based on Republic Bank and Oak Mortgage Company, LLC's historical financial information. Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by SEC rules and regulations.
These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results of operations that would have been achieved had the acquisition actually taken place at the dates indicated and do not purport to be indicative of future financial condition or operating results.
The tax impact of converting Oak Mortgage from a pass-through entity as a limited liability corporation to the Bank's corporate tax structure was calculated for purposes of the pro-forma financial statements. An offsetting adjustment of an equal amount was calculated when taking into consideration the effect to the Bank's deferred tax asset valuation allowance.
2)	Acquisition Method
The pro forma condensed consolidated financial statements reflect the accounting for the transaction under the acquisition method, where the purchase is allocated to the assets and liabilities assumed based on their estimated fair values, with any excess of the purchase price over the estimated fair value of the identifiable net assets acquired recorded as goodwill. Goodwill of $5.6 million arising from the acquisition consisted largely of synergies and the cost savings resulting from the combining of the operations of the companies and is deductible for tax purposes.

The purchase price allocation for Oak Mortgage Company, LLC is summarized as follows (in thousands):
Consideration
Cash	$7,136
Equity Instruments	202
Deferred Additional Purchase Price	500

Fair Value of Total Consideration Transferred	$7,838

Fair value of identifiable assets acquired and liabilities assumed

Cash and cash equivalents	$15
Loans held for sale	27,753
Loans receivable	1,017
Premises and equipment	129
Other assets	54
Total assets acquired	$28,968

Warehouse lines of credit	$26,433
Other liabilities	326
Total liabilities assumed	26,759

Total net assets at fair value	2,209

Goodwill	$5,629

3)	Pro Forma Adjustments and Assumptions
A	Reflects the one-time dividend made to the Oak Mortgage members at closing in accordance with the terms of the purchase agreement.
B	Reflects cash consideration paid to Oak Mortgage members in accordance with the terms of the purchase agreement.
C	Reflects a purchase accounting adjustment in the amount of $0.8 million to adjust loans held for sale to fair value, using recent historical sales data, and the reversal of the historical deferred loan cost balance in the amount of $0.4 million and a reclassification in the amount of $1.0 million from loans held for sale to loans receivable.
D	Recognition of goodwill associated with the acquisition.
E	Reflects additional non-contingent consideration due in future periods under the terms of the purchase agreement.
F	Represents the fair value of stock options in accordance with the terms of the purchase agreement, valued via a Black Scholes Model with a strike price of $4.39, dividend yield of 0.0%, expected volatility of 46.38%, risk-free interest rate of 1.29%, expected life of 6.0 years, and an assumed forfeiture rate of 10.0%.
G	Reflects the elimination of the remaining historical net equity of Oak Mortgage as a result of the acquisition.